Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2022 First Quarter Financial Results

-- Record quarterly revenue of $10.0 million, 25.0% growth vs. prior year driven by strong growth in home care and institutional markets --

New Prague, Minnesota – November 9, 2021 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended September 30, 2021 (“Q1 FY 2022”).

Q1 FY 2022 Highlights

●

Net revenue increased 25.0% to $10.0 million, from $8.0 million for the three months ended September 30, 2020 (“Q1 FY 2021”), driven by 24.4% home care revenue growth and 61.5% institutional revenue growth.

●

Gross profit percentage increased to 77.0% of net revenue, from 76.8% of net revenue in Q1 FY 2021. The increase in gross profit percentage in Q1 FY 2022 was primarily due to favorable revenue mix, partially offset by increased raw material and shipping costs.

●

Operating income totaled $538,000, compared to $663,000 in Q1 FY 2021. The decrease in operating income was due to increased strategic investments in SG&A and costs related to shareholder activism, partially offset by stronger revenue performance.

●	Net income equaled $439,000, or $0.05 per diluted share, compared to $535,000, or $0.06 per diluted share, in Q1 FY 2021.
●	Cash totaled $11.0 million as of September 30, 2021.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “In the first quarter of fiscal 2022, we achieved record quarterly net revenue of $10.0 million, with exceptional year-over-year growth in both our home care and institutional businesses. Our results were driven by strong execution across the Company and from the benefits of our key strategic growth investments, primarily in commercial team expansion and direct-to-consumer and digital marketing. In our home care business, our sales team continued to execute admirably through a hybrid virtual and face-to-face selling approach, maintaining a high level of productivity despite somewhat dampened clinician access after the onset of the COVID-19 Delta variant. On the institutional side of our business, we were pleased to see hospitals increasingly resume utilization of high frequency chest wall oscillation protocols during the quarter, after reducing utilization early in the COVID-19 pandemic.”

Ms. Skarvan continued, “I believe that the strategic investments we are making in commercial expansion and digital marketing, product development, clinical research studies, and system infrastructure improvements position Electromed for enhanced long-term revenue growth, increased operating leverage, and durable shareholder value creation.  In the remainder of fiscal 2022, we will focus on completing the final phases of development of our next generation airway clearance device, enrolling additional patients in our multi-center prospective clinical outcomes study, prudently building our sales and marketing team with an eye on maintaining high productivity, and diligently executing our direct-to-patient marketing program to increase awareness of SmartVest® as an effective device for the treatment of bronchiectasis.”

Q1 FY 2022 Review

Net revenue in Q1 FY 2022 increased 25.0% to $10.0 million, from $8.0 million in Q1 FY 2021, primarily driven by growth in home care revenue and institutional revenue. Home care revenue expanded 24.4% to $9.3 million in Q1 FY 2022, from $7.5 million in Q1 FY 2021, primarily due to an increase in referrals and approvals. The increase in referrals was due to increased productivity from existing sales representatives, an increase in direct sales representatives, benefits of the waiver by the Centers for Medicare & Medicaid Services on the non-commercial Medicare portion of our home care revenue, and the sales team adapting to a hybrid virtual and face-to-face selling model implemented to combat clinic access limitations due to the COVID-19 pandemic. Field sales employees totaled 51 at the end of Q1 FY 2022, 41 of which were direct sales representatives, compared to 42 field sales employees and 35 direct sales representatives at the end of Q1 FY 2021. Sales force productivity achieved record performance during the quarter, with annualized home care revenue per direct sales representative at $955,000, above the Company’s targeted range of $750,000 to $850,000.

Institutional revenue increased 61.5% to $449,000 in Q1 FY 2022, from $278,000 in Q1 FY 2021, primarily due to increased capital purchases and stronger disposable volumes as hospitals resumed utilization of high frequency chest wall oscillation protocols. Distributor revenue decreased 12.4% to $156,000 in Q1 FY 2022, compared to $178,000 in Q1 FY 2021. International revenue increased 33.3% to $112,000 in Q1 FY 2022, from $84,000 in Q1 FY 2021.

Gross profit dollars in Q1 FY 2022 increased to $7.7 million, or 77.0% of net revenue, from $6.1 million, or 76.8% of net revenue, in Q1 FY 2021. The increase in gross profit dollars in Q1 FY 2022 was primarily due to stronger home care revenue. The increase in gross profit percentage in Q1 FY 2022 was primarily due to favorable revenue mix, partially offset by increased raw material and shipping costs.

Selling, general and administrative (“SG&A”) expenses increased to $6.8 million in Q1 FY 2022, from $5.0 million in Q1 FY 2021, primarily due to increased payroll and compensation-related expenses, higher professional fees, and greater travel, meals and entertainment expenses. Higher payroll and compensation-related expenses were primarily due to a larger average number of employees in sales and marketing roles, increased commissions on higher home care revenue, merit-based increases and higher health insurance costs. Higher professional fees were primarily due to increased costs related to shareholder activism, which concluded with a cooperation agreement which became effective in September 2021. Higher travel, meals and entertainment expenses were primarily due to an increase in travel by sales representatives compared to the heavily COVID-19 driven travel restrictions in the prior-year period, and a national sales meeting that was held in the current fiscal quarter but was not held in the prior-year period due to COVID-19. In Q1 FY 2022, the Company also continued to invest in its systems infrastructure, including an ERP system, enhancements to the existing customer relationship management system and further optimization of the revenue cycle management system that was implemented in June 2021. As a percentage of revenue, SG&A expenses were 67.9% compared to 62.5% in Q1 FY 2021.

Research and development (“R&D”) expenses in Q1 FY 2022 totaled $376,000, compared to $481,000 in Q1 FY 2021. The Company continued to invest in its next generation device during Q1 FY 2022 and expects to launch the product in the first half of its fiscal year ending June 30, 2023 following 510(k) clearance by the U.S. Food and Drug Administration. As a percentage of revenue, R&D expenses were 3.8% compared to 6.0% in Q1 FY 2021.

Operating income in Q1 FY 2022 totaled $538,000, compared to $663,000 in Q1 FY 2021. The year-over-year decline in operating income for Q1 FY 2022 was primarily driven by increased strategic investments in SG&A and costs related to shareholder activism, partially offset by stronger revenue performance.

Net interest income was approximately $9,000 in both Q1 FY 2022 and Q1 FY 2021.

Income tax expense totaled $108,000 in Q1 FY 2022, compared to $137,000 in the same period of the prior year. During Q1 FY 2022, a discrete tax benefit of $20,000 was recognized as a result of the exercise of stock options.

Net income in Q1 FY 2022 was $439,000, or $0.05 per diluted share, compared to $535,000, or $0.06 per diluted share, in Q1 FY 2021.

Financial Condition

The Company’s balance sheet at September 30, 2021 included cash of $11.0 million, accounts receivable of $18.4 million, no debt, working capital of $27.6 million and shareholders’ equity of $33.0 million.

Conference Call

Management will host a conference call on Tuesday, November 9, 2021 at 4:00 pm CT (5:00 pm ET) to discuss Q1 FY 2022 financial results and other matters.

Interested parties may participate in the call by dialing:

●	(888) 428-7458 (Domestic)
●	(862) 298-0702 (International)

The conference call also will be accessible via the following link:

https://78449.themediaframe.com/dataconf/productusers/elctr/mediaframe/47078/indexl.html.

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of the Company’s web site at: http://investors.smartvest.com/

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about the Company can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the duration, extent and severity of the COVID-19 pandemic, including its effects on our business, operations and employees as well as its impact on our customers and distribution channels and on economies and markets more generally; the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Mike MacCourt, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Electromed, Inc.
Condensed Balance Sheets

	September 30, 2021	June 30, 2021
	(Unaudited)
Assets
Current Assets
Cash	$10,980,000	$11,889,000
Accounts receivable (net of allowances for doubtful accounts of $45,000)	18,363,000	17,032,000
Contract assets	319,000	393,000
Inventories	2,023,000	2,114,000
Prepaid expenses and other current assets	531,000	276,000
Income tax receivable	210,000	-
Total current assets	32,426,000	31,704,000
Property and equipment, net	3,717,000	3,605,000
Finite-life intangible assets, net	621,000	663,000
Other assets	119,000	88,000
Deferred income taxes	1,017,000	1,049,000
Total assets	$37,900,000	$37,109,000

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of other long-term liabilities	$69,000	$33,000
Accounts payable	1,261,000	685,000
Accrued compensation	2,019,000	2,474,000
Income tax payable	-	288,000
Warranty reserve	930,000	940,000
Other accrued liabilities	530,000	219,000
Total current liabilities	4,809,000	4,639,000
Other long-term liabilities	50,000	54,000
Total liabilities	4,859,000	4,693,000

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized; 8,569,639 and 8,533,209 shares issued and outstanding, as of September 30, 2021 and June 30, 2021, respectively	86,000	85,000
Additional paid-in capital	17,594,000	17,409,000
Retained earnings	15,361,000	14,922,000
Total shareholders’ equity	33,041,000	32,416,000
Total liabilities and shareholders’ equity	$37,900,000	$37,109,000

Electromed, Inc.
Condensed Statements of Operations (Unaudited)

	Three Months Ended September 30,
	2021	2020

Net revenues	$10,001,000	$8,004,000
Cost of revenues	2,300,000	1,856,000
Gross profit	7,701,000	6,148,000

Operating expenses
Selling, general and administrative	6,787,000	5,004,000
Research and development	376,000	481,000
Total operating expenses	7,163,000	5,485,000
Operating income	538,000	663,000

Interest income, net	9,000	9,000
Net income before income taxes	547,000	672,000

Income tax expense	108,000	137,000
Net income	$439,000	$535,000

Income per share:
Basic	$0.05	$0.06
Diluted	$0.05	$0.06

Weighted-average common shares outstanding:
Basic	8,559,219	8,550,524
Diluted	8,884,493	8,964,937

Electromed, Inc.
Condensed Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,
	2021	2020
Cash Flows From Operating Activities
Net income	$439,000	$535,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	106,000	132,000
Amortization of finite-life intangible assets	52,000	32,000
Share-based compensation expense	249,000	191,000
Deferred income taxes	32,000	55,000
Changes in operating assets and liabilities:
Accounts receivable	(1,331,000)	(684,000)
Contract assets	74,000	103,000
Inventories	91,000	27,000
Prepaid expenses and other assets	(186,000)	(114,000)
Income tax receivable	(498,000)	44,000
Accounts payable and accrued liabilities	396,000	501,000
Net cash (used in) provided by operating activities	(576,000)	822,000

Cash Flows From Investing Activities
Investment in property and equipment	(225,000)	(16,000)
Investment in finite-life intangible assets	(45,000)	(66,000)
Net cash used in investing activities	(270,000)	(82,000)

Cash Flows From Financing Activities
Issuance of common stock upon exercise of options	1,000	-
Taxes paid on net share settlement of stock option exercises	(64,000)	(76,000)
Net cash used in financing activities	(63,000)	(76,000)
Net (decrease) increase in cash	(909,000)	664,000
Cash
Beginning of period	11,889,000	10,479,000
End of period	$10,980,000	$11,143,000